UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013 (May 29, 2013)

SMTP, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	0-54309	05-0502529
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1810 E. Sahara Ave. Suite 111 Las Vegas, NV	89104
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 877-705-9362 Ext. 205

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On May 29, 2013 SMTP, Inc. (the “Company”) retained Greenway Media, Inc. (“Greenway”) to provide marketing and advertising services to the Company. The services include research services, email marketing services, reporting services, adwords campaign management services, and content marketing services. Other than as provided for in the agreement, Greenway will be paid $25,000 per month for these services. The agreement terminates on December 31, 2014 or as otherwise provided for in the agreement.

The description of the above agreement is qualified by reference to the written agreement between the Company and Greenway which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 5.07

Submission of Matters to a Vote of Security Holders.

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of SMTP, Inc. (the “Company”) was held on Thursday, May 30, 2013. As of the close of business on April 26, 2013, the Company had outstanding 14,854,498 shares of common stock, of which 13,297,563 shares were represented at the meeting in person. The matters voted upon and the final results of the voting were as follows:

The following persons were elected to the Board of Directors to serve until the 2012 Annual Meeting of Stockholders or until their successors have been duly elected or appointed and qualified:

Name	Shares Voted For Election	Shares Withheld	Broker Non-votes
Semyon Dukach	13,297,563	0	0
Vadim Yasinovsky	13,297,563	0	0
John (Rens) Troost	13,297,563	0	0

The appointment of McConnell & Jones, LLP as our Company’s independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2013 was ratified by a vote of 13,297, 563 shares for the appointment and 0 shares against the appointment, with 0 shares abstaining.

Item 9.01

Financial Statements and Exhibits

Exhibit No.

Description

10.1

Greenway Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTP, INC.

By: /s/ Maksym Ilin

      Maksym Ilin,

      President

Dated: May 31, 2013